EXHIBIT 10.4

TARGA LIQUIDS MARKETING AND TRADE

SPECIFICATION PRODUCT PURCHASE AGREEMENT

EFFECTIVE DATE:                                           September 1, 2009 (“Effective Date”)

Seller:     Targa Midstream Services Limited Partnership
1000 Louisiana, Suite 4300
Houston, TX 77002-5036
Fax No. (713) 584-1503
Attn:           Contracts Administration

Buyer:    Targa Liquids Marketing and Trade
1000 Louisiana, Suite 4300
Houston, TX 77002-5036
Fax No. (713) 584-1503
Attn:           Contracts Administration

1.	SALE AND PURCHASE

Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and receive from Seller, the Specification Products on the terms and conditions set forth in this Specification Products Purchase Agreement (the “Agreement”).

2.	TERM

This Agreement shall commence on the Effective Date and shall continue in full force and effect for fifteen (15) years (the “Initial Term”).  At the end of the Initial Term, this Agreement shall automatically be extended for successive five (5) year terms, unless either Party shall have given the other Party no less than 60 Days written notice of its intent to terminate this Agreement prior to the end of (i) the Initial Term, or (ii) the then-current five (5) year extension term, as applicable (the Initial Term, as extended by one year extension terms, the “Term”).

3.	TERMS OF SALE AND PURCHASE

3.1.	VOLUMES

Seller agrees to sell, and Buyer agrees to purchase, all volumes of Specification Products owned or controlled by Seller and produced from the Third Party Facilities.

3.2.	DELIVERY OF SPECIFICATION PRODUCTS

Buyer may elect to receive Specification Product from Seller as follows:

(i)	At the truck rack of the Third Party Facility onto tank trucks provided by Buyer;

(ii)	At the load flange of the tank car at the Third Party Facility;

(iii)	At the loading flange of the barge at the Third Party Facility;

(iv)	At or near the tailgate of the Third Party Facility into a Pipeline designated by Buyer or such other locations as are mutually agreed to by the Parties;

(v)	At or near the tailgate of the Third Party Facility into a crude oil or NGL Component Pipeline designated by Buyer;

(vi)	In-storage Product transfer.

3.3.	SHIPMENT

Buyer shall procure transportation for all Specification Product from the Third Party Facility to the applicable destination.

4.	PRICE

4.1.	PRICE DETERMINATION FOR PRODUCT SALES

(a)	Buyer shall pay to Seller for the Specification Product delivered to Buyer hereunder, the purchase price set forth in Exhibit B minus the Marketing Fee.

(b)
“Marketing Fee” means the greater of (i) two and one-half percent (2.5%) of the OPIS Index Price, as applicable, per Gallon of the applicable Specification Product or (ii) one cent ($0.01) per Gallon of the applicable Specification Product.

4.2.	ALTERNATE INDEX

If for any reason the OPIS Index for a particular NGL Component or any other index used in the calculations made pursuant to Section 4.1 should (i) cease to be published or (ii) be materially changed, the Parties agree promptly and in good faith to negotiate a mutually satisfactory alternate index or substitute methodology for calculating the price for such Component (the “Alternate Index”).  If, on or before 30 Days after the index used to determine the price hereunder ceases to be published, the Parties are unable to agree on an Alternate Index upon which to base the calculation of the price, the Parties shall submit such determination to arbitration in accordance with the provisions of Article 20, which arbitration procedure will determine the Alternate Index.  From the date on which the index price used to determine the price for a particular NGL Component ceases to be available until the Alternate Index is determined, the price for such NGL Component shall be the average of the prices in effect hereunder (or that would have been in effect hereunder) during the 12 Months preceding the Month in which the index upon which the price was based ceased to be available, which price shall be effective until the effective date of the Alternate Index determined as set forth in this Section 4.3.  Upon the determination of an Alternate Index, the price will be adjusted retroactively to the date on which the index upon which the price previously was based ceased to be available.  Any payments hereunder that are delayed pending the determination of an Alternate Index shall bear interest at the Base Rate from the date that such payment would have been due without such delay until the date of payment.

5.	REPRESENTATIONS AND WARRANTIES

5.1.	SELLER REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer that (i) Seller has Good And Marketable Title to the Specification Product delivered by it to Buyer hereunder and the right to sell and deliver same to Buyer, and SELLER AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS FROM AND AGAINST ANY CLAIMS ARISING OUT OF OR RELATED TO ANY FAILURE OF SUCH TITLE OR BREACH OF THIS WARRANTY; and (ii) Seller shall deliver all Specification Product sold to Buyer hereunder in compliance with all Applicable Laws.

 5.2.           BUYER REPRESENTATION AND WARRANTY

Buyer represents and warrants to Seller that Buyer shall receive all Specification Product sold by Seller hereunder in compliance with all Applicable Laws.

5.3.	BUYER ACKNOWLEDGMENT

Buyer acknowledges that the Specification Product delivered hereunder is hazardous and that Buyer is knowledgeable of (i) the hazards and risks associated with such Specification Product, and (ii) the handling, receipt, transportation, storage and use of such Specification Product.

6.	WAIVER OF CONSUMER RIGHTS

Each of Buyer and Seller hereby waives its respective rights, if any, under the Texas Deceptive Trade Practices-Consumer Protection Act, Sections 17.41 et seq., except for Section 17.555 Texas Business & Commerce Code, a law that gives consumers special rights and protections.  After consultation with an attorney of its own selection, Buyer and Seller voluntarily consent to this waiver.

7.	DELIVERY

Delivery shall be deemed to have been completed when the Specification Product has been delivered to the Measurement Points.  For in-storage Specification Product transfer, delivery will be deemed to have been completed upon transfer of title in keeping with the title transfer procedures of the applicable pipeline carrier and/or storage operator or, in lieu of same, upon the date of transfer shown in the title transfer documentation provided to such operator.  As between the Parties, Seller shall be deemed to be in exclusive possession and control (and responsible for any damages or injury resulting therefrom or caused thereby) of the Specification Product prior to and at the Measurement Points and Buyer shall be deemed to be in exclusive control (and responsible for any damages or injury resulting therefrom or caused thereby) of the Specification Product from the Measurement Points.

8.	PASSAGE OF TITLE

Title to, and risk of loss for, the Specification Product shall pass from Seller to Buyer at the applicable Measurement Points.  Notwithstanding the foregoing, title to, and risk of loss associated with, any Offspec Product shall remain with Seller.

9.	MEASUREMENT & ANALYSIS

9.1.	MEASUREMENT

All Specification Product under this Agreement shall be measured as follows:

(a)	On all deliveries into/out of Pipelines, the quantity shall be determined by turbine or positive displacement pipeline meter in accordance with API Manual of Petroleum Measurement Standards.

(b)
On all deliveries into/out of transport and tank truck equipment, quantities shall be determined by meter with no vapor return, slip tube, rotary gauging device or weighing, in accordance with GPA Publication 8162, all appropriate GPA and API standards and all revisions thereof.

(c)
On all deliveries into or out of tank cars, the quantity will be determined (in the following order of preference and based on equipment available at the point of delivery) by (A) weighing; (B) meters; or (C) gauging of the tank cars and use of official tank car capacity tables.

(d)
On all deliveries into or out of ships or barges, quantity will be determined (in the following order of preference and based on equipment available at the point of delivery) by: (A) gauging and official tank capacity tables or (B) if expressly agreed by the Parties, by shore meter or shore tank measurements.

(e)	Metering systems used for quantity determinations shall not allow vapor return or shall compensate for any vapor return.

(f)	All quantities shall be corrected to 60 degrees Fahrenheit and equilibrium vapor pressure of the applicable Specification Product at 60 degrees Fahrenheit.

(g)	Volume and compressibility correction factors shall be determined from referenced API tables or computer programs used to generate these tables.

9.2.	PRODUCT SAMPLING & ANALYSIS

(a)
Buyer will obtain a sample or samples of the Specification Product from an appropriate location at the Third Party Facility, tank truck, or Pipeline, as applicable, and/or the loading/unloading facilities connected to the applicable means of transport; at an appropriate time or times and on a frequency established by Buyer; with the exact sampling locations, times and frequencies to be determined by Buyer, in its sole discretion, in order to obtain representative samples of the Specification Product being delivered by Seller under this Agreement.

(b)	Representative samples of the Specification Product shall be analyzed by Buyer.

9.3.	STANDARDS

Measurement, sampling and analysis, pursuant to the above provisions, shall be conducted in accordance with the GPA Standards applicable to the methodology used; including GPA Standards 8182, 8173, 2177 and all other appropriate GPA, API and ASTM standards, with all such standards being incorporated herein for all purposes, including all revisions of those standards adopted and in effect during the Term of this Agreement.

10.	CLAIMS

All claims by Buyer for deficiencies in the Specification Product quantity or quality shall be made to Seller within 180 days of delivery of the applicable Specification Product.  All notices regarding Product deficiencies shall be made in accordance with Section 19.  Failure by Buyer to timely notify Seller of any deficiency shall be deemed a waiver by Buyer of any claims with regard to such Specification Product deficiencies.

11.	QUALITY

All Specification Product delivered to Buyer under this Agreement shall meet the applicable Specifications and shall not contain any contaminants that may make it commercially unacceptable.  In addition, any Specification Product transported via any Pipeline shall meet the specifications governing the applicable Pipeline receipt point.  Seller may be required, on Buyer's behalf as shipper, to furnish any Pipeline on which Specification Product is transported with a certificate setting forth the Specifications of each shipment of Specification Product to be transported on such Pipeline.  Seller acknowledges that any such Pipeline shall have the right to: (i) refuse to accept any Specification Product for transportation which do not meet such Pipeline's specifications or which are not of good and merchantable quality suitable for transportation through Pipeline's existing facilities, and (ii) sample and/or test any shipment of Specification Product prior to acceptance or during receipt of same, and in the event of variance between the Seller's certificate and the Pipeline's test, the latter shall prevail.

12.	OFFSPEC PRODUCT

In the event any of Seller's Specification Product is contaminated or otherwise fails to conform to the specifications governing the applicable Pipeline receipt point (“Offspec Product”), either Party may notify the other Party of any such failure, and Seller immediately shall undertake and diligently pursue such acts as may be necessary to correct such failure so as to deliver Specification Product conforming to the applicable Specifications.  Buyer shall have the right, at any time and from time to time, to reject any Specification Product not conforming to the Specifications and to refuse or suspend receipt until it is established to Buyer's reasonable satisfaction that subsequent deliveries of Specification Product will conform to the Specifications, and nothing contained in this Section 12 or the Agreement is intended or shall be construed to limit such right.  If it is subsequently determined that Buyer unknowingly accepted Offspec Product, the Parties will mutually agree upon a discounted price for such Offspec Product to reflect (i) its diminution in value, if any, from the Specification Product meeting the Specifications  or (ii) the cost incurred by Buyer in handling such Offspec Product.  SELLER AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND CONTRACTORS FROM AND AGAINST ANY CLAIMS ARISING OUT OF, OR RELATED TO, THE DELIVERY OF OFFSPEC PRODUCT TO BUYER WHICH ARE UNKNOWINGLY ACCEPTED BY BUYER.

13.	INSPECTIONS

Each Party shall be entitled to have its representatives present during all loadings, unloadings, tests, samples and measurements involving delivery of Specification Product under this Agreement.  Either Party may engage certified independent inspectors to perform gauging, sampling, and testing up to four times during each 12 Month period during the Term, in which event such inspector's determinations shall be conclusive and binding on the Parties.  Payments for such outside inspector's services will be shared equally among the Parties unless some other arrangement for payment is mutually agreed upon.

14.	NOMINATIONS; DAMAGE PAYMENTS

14.1           NOMINATIONS TO THE THIRD PARTY FACILITY FOR SPECIFICATION PRODUCTS

No later than the fifth Business Day of each calendar month during the Term, Buyer shall provide to Seller an estimate of the volume of Specification Product that Buyer will receive from the Third Party Facility during the Month.  Seller and Buyer shall cooperate in communicating throughout each Month regarding any changes effecting such nomination.

14.3           DAMAGE PAYMENTS

In the event that (i) Buyer is unable to take all of the Specification Product nominated during a particular Month due to any Person’s failure to take Specification Product from Buyer, and (ii) Buyer receives Damage Payments in connection with such event, Buyer will pay Seller its pro rata share of such Damage Payments based on the amount of nominated Specification Product not taken by Buyer from Seller and any other Affiliates of Buyer as a result of such event.

15.           DEFAULT; TERMINATION

15.1.	EVENTS OF DEFAULT

It shall be an “Event of Default” if:

(a)
Either Party becomes insolvent, makes an assignment for the benefit of creditors, or a receiver or trustee is appointed for the benefit of such Party’s creditors, or a Party makes a filing for protection from creditors under any bankruptcy or insolvency laws, or such filing is made against a Party;

(b)	Buyer fails to make any payment when due and such nonpayment shall have continued for 10 Days or more after notice of same from Seller;

(c)	Either Party fails to perform any of its material obligations hereunder and such nonperformance shall have continued for 30 Days or more after notice of same from the other Party.

15.2.	TERMINATION FOR DEFAULT

(a)
If an Event of Default occurs and is continuing, the non-defaulting Party may, by written notice to the defaulting Party, designate a day no earlier than the day such notice is effective as an early termination date (“Early Termination Date”).  On the Early Termination Date, all obligations due on or after the Early Termination Date under the Agreement shall be terminated except as provided herein.  If an Early Termination Date has been designated, the non-defaulting Party shall in good faith calculate the amount due between the parties as of the Early Termination Date. The non-defaulting party shall notify the defaulting Party in writing of the amount due and whether it is owed to or from the defaulting Party (the “Termination Payment”).  The party owing the Termination Payment shall pay it to the other party within two Business Days after the effective date of such notice, with interest at the Base Rate from the Early Termination Date until paid.

(b)
In addition, the defaulting Party hereunder shall reimburse the non-defaulting Party, on demand, for actual, reasonable out-of-pocket expenses (with interest at the Base Rate), including, without limitation, reasonable legal fees and expenses incurred by the other Party in connection with the enforcement of the Agreement.

(c)
If an Early Termination Date is designated, the non-defaulting party shall be entitled, in its sole discretion, to set-off any amount payable by the non-defaulting Party or any of its Affiliates to the defaulting Party under the Agreement or otherwise, against any amounts payable by the defaulting Party to the non-defaulting Party or any of its Affiliates under this Agreement or otherwise.  This provision shall be in addition to any right of setoff or other right and remedies to which any party is otherwise entitled (whether by operation of law, contract or otherwise).  If an obligation is unascertained, the non-defaulting party may in good faith estimate that obligation and set-off in respect of the estimate, subject to the non-defaulting party accounting to the defaulting Party when the obligation is ascertained.

15.3	OTHER TERMINATION RIGHTS

In the event that either Party ceases to be an Affiliate of Targa Resources, Inc., then either Party may, at it sole discretion, elect to terminate this Agreement upon no less than one hundred twenty (120) Days written notice to the other Party.

16.	FORCE MAJEURE

16.1.	SUSPENSION

In the event of either Party being rendered unable, wholly or in part, by reason of force majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, the obligations of the Party suffering force majeure shall be suspended to the extent affected by and for the period of such force majeure condition.  Such Party suffering force majeure shall give notice and full particulars of such force majeure in writing or by facsimile to the other Party as soon as possible after the occurrence of the cause.  Such cause shall as far as possible be remedied with all reasonable dispatch.

16.2.	DEFINITION

The term “force majeure” as employed herein shall mean acts of God, strikes, lockouts or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes or storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, plants, gathering systems or other related facilities, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, sabotage, breakage or accidents to equipment, machinery, plants, or lines of pipe, the making of repairs, expansions or alterations to lines of pipe or plants, breakdown or destruction of facilities or equipment, lack of sufficient brine or brine handling capacity, inability to secure labor or materials, freezing of wells or lines of pipe, partial or entire failure of the Originating Facility or the facilities used to accept delivery of Specification Product and/or measure the same, electric power shortages, necessity for compliance with Applicable Laws, inclement weather that necessitates extraordinary measures and expense to construct facilities and/or maintain operations and any other causes, whether of the kind enumerated herein or otherwise, not within the control of the Party claiming suspension and which by the exercise of reasonable diligence such Party is unable to prevent or overcome.  Such term shall likewise include, in those instances where either Party hereto is required to obtain permits or licenses from any governmental agency to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, such permits or licenses.  The term "force majeure" shall also include any event of force majeure occurring with respect to the facilities or services of either Party's suppliers or customers delivering or receiving any Specification Product, fuel, feedstock, or other substance necessary to the performance of such Party's obligations, and shall also include curtailment or interruption of deliveries or services by such third party suppliers or customers as a result of an event of force majeure.

16.3.	LABOR DISPUTES

It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirements that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the sole discretion of the Party having difficulty.

16.4.	MAINTENANCE

Either Party and/or its designee may briefly interrupt its performance hereunder for the purpose of making necessary or desirable inspections, alterations and repairs; and the Party requiring such relief shall give to the other Party reasonable notice of its intention to suspend its performance hereunder, except in cases of emergency where such notice is impracticable, in cases where the operations of the other Party will not be affected, or as to Buyer's performance, in cases where Specification Product is being delivered to a terminal or a fractionation facility operated by a third party and the operator of such plant fails to give Buyer notice of such plant maintenance.  The Party requiring such relief shall endeavor to arrange such interruptions so as to inconvenience the other Party as little as possible.

16.5	RATABLE TAKE

Whenever a force majeure event or other circumstances prevent Buyer from taking delivery of all of the Specification Product nominated by Seller during a particular Month, Buyer will use commercially reasonable efforts to take Seller’s Specification Product ratably as to quantity with all other Specification Product that is nominated by Affiliates of Buyer that are also affected by such event.

17.	INDEMNITIES

SELLER SHALL INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS BUYER AND ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY CLAIMS ARISING OUT OF OR IN ANY WAY RELATING TO SELLER’S OWNERSHIP, POSSESSION OR CONTROL OF THE SPECIFICATION PRODUCT UP TO THE MEASUREMENT POINTS, AND BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY CLAIMS ARISING OUT OF OR IN ANY WAY RELATING TO BUYER’S OWNERSHIP, POSSESSION OR CONTROL OF THE SPECIFICATION PRODUCT AT AND AFTER THE MEASUREMENT POINTS.

18.	ASSIGNMENT

Should the rights of Seller giving rise to its ownership and/or control of the Specification Product being sold hereunder be assigned during the Term of this Agreement (such as sale of any interest in an Originating Facility wherein Seller's ownership and control of Specification Product therefrom arises from Seller's ownership interest in the Originating Facility), Seller shall make any such a transfer expressly subject to the terms and conditions of this Agreement and shall (i) require its successor in interest to expressly assume and agree to perform Seller's obligations under this Agreement and to the extent of such assignment or transfer should Seller transfer less than all of its such rights.  Nothing herein shall be construed to release Seller from its obligations hereunder.  This Agreement may be assigned by either Party to any of its Affiliates or any Party that is the transferee or successor to all or substantially all of the assets of the assigning Party without the prior written consent of the other Party; provided that the assignee shall expressly agree to assume and perform all of the assigning Party’s obligations hereunder.  Any other assignment of this Agreement shall require the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld or delayed.  Any assignment in violation of this Section 18 shall be void ab initio.

19.	NOTICE

Any notice, claim, demand or other correspondence hereunder shall be in writing and shall be delivered personally by courier or overnight delivery service, by certified mail, return receipt requested, or by fax (promptly followed by a copy sent by mail or personal delivery), to the Party’s address set forth in this Agreement, unless changed by notice.  Such notice, claim, demand or correspondence shall be deemed to have been given on the date of the actual delivery thereof to the Party receiving such notice, or, if receipt is refused or rejected, upon attempted delivery.

20.	DISPUTE RESOLUTION

20.1.	INITIAL NOTICE

Either Party may initiate dispute resolution procedures by sending written notice (the “Initial Notice”) to the other Party specifically stating the complaining Party’s claim and requesting dispute resolution in accordance with this Article 20.  The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this contract.  Within 10 Business Days after delivery of the Initial Notice, the receiving Party shall submit to the other a written response.  The Initial Notice and response shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within 25 Business Days after delivery of the Initial Notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

20.2.	PROCEEDINGS

Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved by negotiation between executives herein within 45 Business Days after delivery of the Initial Notice, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect by three arbitrators appointed by CPR under the terms of CPR Rule 6; provided, however, that if one Party fails to participate in negotiation as agreed herein, the other Party can commence arbitration prior to the expiration of the time periods set forth above.  The arbitration shall commence upon the receipt of a notice of arbitration by either Party.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. and the Texas Arbitration Act, TEX. CIV. PRAC. & REM. CODE §§ 171.000 et seq., to the extent applicable and not in conflict with the Federal Arbitration Act.  The arbitrators shall render a reasoned award, and judgment upon the award may be entered by any court having jurisdiction thereof.  The place of the arbitration shall be Houston, Texas.  Unless the Parties to this Agreement agree in writing otherwise, the arbitrators shall not have the power to award, nor shall they award, any punitive or consequential damages (however nominated); however, the arbitrators may award specific performance where appropriate.  Each Party shall pay its own attorneys fees and costs, and each Party shall pay one-half of the arbitrators’ fees and costs, no matter which side prevails.  Except as required by law or necessary to confirm or enforce an award, all proceedings hereunder shall remain confidential.

20.3.	PRELIMINARY INJUNCTIONS; PERFORMANCE PENDING RESOLUTION

Notwithstanding the foregoing, either Party may request preliminary injunctive and/or equitable relief from a court of competent jurisdiction at any time before an arbitrator has been selected in order to protect the rights or property of such Party pending the resolution of the dispute as provided hereunder.  Despite such action the Parties will continue to participate in the procedures specified in this Agreement.  Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to the Agreement, unless to do so would be impossible or impracticable under the circumstances.

21.	STATEMENTS, AUDIT

On or before the 15th Business Day of the Month following the Month of delivery, Buyer shall deliver to Seller a statement showing for the Month of delivery the nominated and estimated amounts and types of Specification Product delivered for sale hereunder, and the applicable Specification Product price(s).  Payment shall be made by Buyer within 10 days after its delivery of the statement.   Buyer may net against payments owed to Seller under this Agreement any outstanding payments owed by Seller to Buyer under this Agreement.  If Seller in good faith disputes all or part of any statement or payment, then Seller shall provide Buyer with a written notice and explanation of the basis for the dispute, but shall have no right to suspend performance under this Agreement.  As soon as information is available on the actual quantity of Specification Product delivered in each Month of delivery, the invoiced amount shall be reconciled in the subsequent invoices for any overpayment or underpayment.

Subject to the limitations set forth in the following paragraph, if an error is discovered in any statement or payment, then the Party entitled to receive such payment shall be paid by the other Party within 10 days after issuance of a corrected invoice, together with interest at the Base Rate.

For a period of 24 Months from the date of any statement or invoice, each Party and its duly authorized representatives shall have access to the accounting records and other documents maintained by the other Party which relate to Specification Product being delivered under this Agreement and any other matters covered by this Agreement and shall have the right to audit such records and other documents once a year in the offices of the Party to be audited at any reasonable time or times upon at least 15 Days prior written notice  Neither Party shall make any claim on the other for any adjustment 24 Months after the date of any statement or invoice.

22.	TAXES; CHANGE OF LAW

Seller shall be responsible for any royalties, overriding royalties, and other payments due or to become due on the hydrocarbons which are subject to this Agreement.  Seller shall be liable for and shall pay, or cause to be paid, or reimburse Buyer if Buyer has paid, all taxes applicable to the sale of Product by Seller to Buyer hereunder.  SELLER SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD BUYER, ITS DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THE PAYMENT OF ANY TAXES, ROYALTIES, OVERRIDING ROYALTIES AND OTHER PAYMENTS DUE OR TO BECOME DUE ON THE SPECIFICATION PRODUCT AND WHICH SELLER IS OBLIGATED TO PAY UNDER THIS AGREEMENT.

Notwithstanding anything contained in this Agreement to the contrary, in the event there is a change in any applicable law or regulation after the effective date of this Agreement which results in a governmental authority imposing, in the reasonable determination of either Party, an additional economic burden on such Party in connection with or related to the purchase and sale of Specification Product pursuant to the terms of this Agreement, including but not limited to any tax, assessment, emission credit expense, or other cost or expense based upon or related to carbon dioxide content or emissions and/or greenhouse gas content or emissions, then the burdened Party shall initiate a good faith effort to negotiate with the other Party to modify this Agreement in order cure or alleviate such economic burden.  If no such cure is agreed upon by the Parties, then the issue shall be resolved pursuant to the dispute resolution procedures set forth in Article 20.

23.	LIMITATION OF LIABILITY

Neither Party shall be liable to the other Party for any indirect, incidental, punitive, exemplary, consequential or special damages save and except only to the extent such damages are imposed on a Party entitled to indemnity under the terms of this Agreement in favor of an unaffiliated third party and such damages arise from an underlying claim, liability or damages against which such Party entitled to indemnity is indemnified by a Party to this Agreement.

24.	CONFLICTS OF INTEREST

No director, employee or agent of either Party shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement.  Any representative(s) authorized by either Party may, at its sole expense, audit the applicable records of the other Party solely for the purpose of determining whether there has been compliance with this Section 24.

25.	CONDUCT OF PARTIES’ BUSINESS

Each Party in the performance of this Agreement is engaged in an independent business and nothing herein contained shall be construed as giving either Party any right to control the other Party in any way in the performance of the other Party's business.  Neither Party shall have any right to exercise control over any of the other Party's employees, representatives, agents or contractors of any level except to the extent of any safety requirements for delivery of Specification Product under this Agreement.  All employees, representatives, agents or contractors of any level of a Party shall be entirely under the control and direction of that Party, which shall be entirely responsible for their actions and omissions.

26.	GOVERNING LAW

THIS AGREEMENT SHALL BE SUBJECT TO THE JURISDICTION OF, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, INCLUDING THE UNIFORM COMMERCIAL CODE EXCEPT AS OTHERWISE SPECIFIED HEREIN, WITHOUT REGARD TO ANY CONFLICT OF LAWS RULES THAT MAY DIRECT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

27.	CONFIDENTIALITY

Each Party agrees that it shall not disclose Confidential Information whether acquired before or after the Effective Date, to any third party other than each Party’s officers, directors, employees, advisors or representatives who need to know and agree to maintain the confidentiality of the Confidential Information (collectively, “Representatives”) during the Term and for a period of not more than three years after the end of the Term.  Each Party shall be responsible for any breach of this Agreement by its Representatives.

Notwithstanding anything contained in this Section 27, Confidential Information may be disclosed to any governmental, judicial or regulatory authority requiring such Confidential Information, provided that: (i) such Confidential Information is submitted under applicable provisions, if any, for confidential treatment by such governmental, judicial or regulatory authority; (ii) prior to such disclosure, the Party who supplied the information is given notice of the disclosure requirement so that it may take whatever action it deems appropriate, including intervention in any proceeding and the seeking of an injunction to prohibit such disclosure; and (iii) the Party subject to the governmental, judicial or regulatory authority endeavors to protect the confidentiality of any Confidential Information to the extent reasonable under the circumstances and to use its good faith efforts to prevent the further disclosure of any Confidential Information provided to any governmental, judicial or regulatory authority.

28.	SEVERABILITY

The invalidity of any one or more covenants or provisions of this Agreement shall not affect the validity of any other provisions hereof or this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed to the maximum extent possible as if such invalid provision had not been included herein.

29.	NO THIRD PARTY BENEFICIARY

Nothing in this Agreement shall entitle any Person other than Seller or Buyer, or their successors or assigns, to any claim, cause of action, remedy or right of any kind relating to the transaction(s) contemplated by this Agreement.

30.	WAIVER

Waiver by either Party of the breach of any provision(s) hereof by the other Party shall not be deemed to be a waiver of the breach of any other provision(s) hereof or of any subsequent or continuing breach of such provision(s).

31.           ENTIRE AGREEMENT – ALTERATIONS OR AMENDMENTS

This Agreement contains the entire agreement of the Parties respecting the matters addressed herein and no oral promises, agreements or warranties shall be deemed a part hereof, nor shall any alteration or amendment of this Agreement, or waiver of any of its provisions, be binding upon either Party hereto unless the same be in writing and signed by both Parties.

32.	COMPLIANCE WITH LAWS

The Parties shall comply with all Applicable Laws in the performance of their respective obligations under this Agreement.

33.	HEADINGS

The headings of the Articles, Sections and Paragraphs of this Agreement are for convenience of reference only and shall not constitute a part, nor modify, define or limit any of the terms or provisions, hereof.

34.	SURVIVAL

The provisions of Articles 15, 17, 20, 23, 26 and 27 shall survive any expiration or termination of this Agreement.

35.	FURTHER ASSURANCES

Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

36.	RULES OF CONSTRUCTION

In construing this Agreement, the following principles shall be followed:

(a)	No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

(b)	Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(c)	The word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions.

(d)	The plural shall be deemed to include the singular and vice versa, as applicable.

(e)
Unless the context otherwise requires, any reference to a statutory provision (including those contained in subordinate legislation) is a reference to the provision as amended or re-enacted, or as modified by other statutory provisions from time to time, and includes subsequent legislation made under the relevant statute.

IN WITNESS THEREOF, the Parties execute this Agreement on September 24, 2009, to be effective as of the Effective Date.

Targa Midstream Services Limited Partnership By: /s/ Marc O. Breitling Name: Marc O. Breitling Title: Vice President	Targa Liquids Marketing and Trade By: /s/ D. S. Pryor Name: D. S. Pryor Title: Vice President

EXHIBIT A

DEFINITIONS

In addition to any terms defined in the Specification Product Purchase Agreement to which this Exhibit A is affixed, as used herein, the following terms shall be given the following meanings:

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified, with the term “control” (including the terms “controlled by” or “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.  Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns 50% or more of the voting securities of the specified Person, if the specified Person owns 50% or more of the voting securities of such Person, or if 50% or more of the voting securities of the specified Person and such Person are under common control.

“Agreement” is defined in Section 1.

“Alternate Index” is defined in Section 4.2.

“API” means the American Petroleum Institute.

“Applicable Laws” means all applicable laws, statutes, regulations, rules, authorizations and orders of, and all applicable restrictions imposed by, any Governmental Authority.

“ASTM” means ASTM International (formerly American Society for Testing and Materials).

“Base Rate” means the lesser of (i) 2% above the per annum rate of interest announced from time to time as the “prime rate" for commercial loans by JPMorgan Chase, as such "prime rate" may change from time to time, or (ii) the maximum applicable non-usurious rate of interest.

“Business Day” means any day other than a Saturday, Sunday or a weekday that is observed as a holiday by federal reserve banks located in Houston, Texas.

“Buyer” means Targa Liquids Marketing and Trade, a Delaware general partnership.

“Central Time” means Central Time as adjusted for daylight savings time.

“Claims” means any and all losses, damages, fines, liens, levies, penalties, claims, demands, causes of action, suits, legal or administrative proceedings, orders, governmental actions and judgments of every kind and character, and any and all costs and expenses (including, without limitation, attorneys’ fees, expert witness fees, and court costs) related thereto.

“Confidential Information” means this Agreement and any other written data or information (or an oral communication if the Party requesting confidentiality for such oral communication promptly confirms such communication in writing) which is privileged, confidential or proprietary, except information which (i) is a matter of public knowledge at the time of its disclosure or is thereafter published in or otherwise ascertainable from any source available to the public without breach of this Agreement, (ii) constitutes information which is obtained from a third party (who or which is not an Affiliate of one of the Parties) other than by or as a result of unauthorized disclosure, or (iii) prior to the time of disclosure had been independently developed by the receiving Party or its Affiliates not utilizing improper means.

“Damage Payments” means all liquidated damages or other payments received by Buyer from any Person as a result of such Person’s failure to take Specification Product from Buyer, minus any amounts of such liquidated damages or other payments received by Buyer that are payable to any un-Affiliated third parties in connection with such event.

“Day” or “Daily” means a 24 hour period commencing 7:00 a.m. Central Time and extending until 6:59 a.m. Central Time on the following Day.

“Early Termination Date” is defined in Section 15.2(a).

“Effective Date” is defined in the preamble of this Agreement.

“Event of Default” is defined in Section 15.1.

 “Gallon” means one U.S. liquid Gallon, which is the unit of volume used for the purpose of measurement of liquid.  One U. S. liquid Gallon contains 231 cubic inches when the liquid is at a temperature of sixty 60 degrees Fahrenheit (60 F) and at the vapor pressure of the liquid being measured.

“Good and Marketable Title” means such title free from all liens, mortgages, security interests, encumbrances and adverse claims or other charges.

“Governmental Authority” means any federal, national, state, regional, municipal or local governmental or quasi-governmental authority or regulatory department, agency, legislative, judicial or administrative body, taxing authority or other governmental or quasi-governmental authority in any jurisdiction having jurisdiction over any Party or the performance of the obligations set forth in this Agreement.

“GPA” means the Gas Processors Association, headquartered in Tulsa, Oklahoma, U.S.A.

“Initial Notice” is defined in Section 20.1.

“Initial Term” is defined in Section 2.

“Marketing Fee” is defined in Section 4.1.

 “Measurement Points” means the point where the Specification Product has passed the downstream flange of the meter measuring the Product for delivery at the location specified in Section 3.2.

“Month” or “Monthly” means a period commencing at 7:00 a.m. Central Time on the first Day of a calendar month and extending until 6:59 a.m. Central time on the first Day of the next succeeding calendar month.

“Netback Price” means the price obtained by Buyer in a sale of Specification Product to third parties.

“NGL Component” means each of the five individual hydrocarbon constituents contained in the Raw Product, including ethane, propane, isobutane, normal butane and natural gasoline (with natural gasoline including all pentane and heavier hydrocarbon components).

"Offspec Product" has the meaning ascribed to it in Section 12.

“OPIS” means the Oil Price Information Service.

“OPIS Index” means the Oil Price Information Service Index.

“OPIS Index Price” means the monthly average of the daily high and low prices per Gallon, for the Month in which delivery occurs, as quoted by OPIS in the OPIS LP-Gas Report for “Any Current Month: AVG” volumes in the OPIS Index identified in Exhibit B.

“OPIS LP Gas Report” means the OPIS LP – Gas Price Report published by Oil Price Information Service.

“Originating Facilit(ies)” means any or all facilities which are identified on Exhibit C and such other facilities as are mutually agreed to by the Parties.

“Parties” means Buyer and Seller collectively.

“Party” means each of Buyer or Seller, as applicable.

“Person” means any individual, corporation, partnership, limited liability company, association, joint venture, trust, or other organization of any nature or kind.

“Pipeline” shall mean any crude oil or natural gas liquids pipeline into which Specification Products are being delivered in accordance with Article 3.

“Raw Product” means a mixture of liquid hydrocarbons meeting the specifications governing the applicable Pipeline receipt point.

“Representatives” is defined in Section 27.

“Seller” means Targa Permian LP, a Delaware limited partnership.

“Specification Product” means any individual liquid hydrocarbon products meeting the Specifications applicable thereto.

“Specifications” means the specifications for Specification Products, Mixed Butanes, refrigerant Grade Propane and Natural Gasoline, respectively set forth in Exhibit D.

“Term” is defined in Section 2.

“Termination Payment” is defined in Section 15.2(a).

“Third Party Facility” means Riverside Fractionator, Promix Fractionator, Tebone Fractionator, and/or Norco Fractionator, or such other fractionator as is mutually agreed to by the Parties.

“Transportation Costs” means all transportation costs incurred by Buyer in transporting the Specification Product delivered by Seller under this Agreement to the applicable destination, including pipeline tariff charges, truck costs, Specification Product losses, (other than as a result of Buyer’s gross negligence or willful misconduct); demurrage, and loading, unloading, terminaling, handling and storage and other charges attributable to the Specification Product.  With regard to transportation provided in whole or in part by third parties, “Transportation Costs” means the actual costs and expenses incurred by Buyer in connection therewith.  With regard to transportation provided in whole or in part by Buyer or any Affiliate of Buyer, “Transportation Costs” means the commercially reasonable costs and expenses charged by Buyer or its Affiliate (excluding any general and administrative costs and expenses).

EXHIBIT B

SPECIFICATION PRODUCT PRICING

Source	Delivery Point	Quantity	Price at Delivery Point
Bluewater	Outlet to the Riverside Fractionator	Total production owned and/or controlled by Seller at the Delivery Point
Ethane = Netback Price
Propane, Isobutane, Normal Butane = OPIS Index Price:  Louisiana Spot Gas Liquid Prices: FOB Geismer/ Soronto Area
Gasoline = OPIS Index Price: Mt. Belvieu Spot Gas Liquids Prices: River N. Gas

Source	Delivery Point	Quantity	Price at Delivery Point
Calumet	Outlet to the Promix Fractionator	Total production owned and/or controlled by Seller at the Delivery Point
Ethane = Netback  Price
Propane, Isobutane, Normal Butane = OPIS Index Price:  Louisiana Spot Gas Liquid Prices: FOB Napoleonville Area
Gasoline = OPIS Index Price: Mt. Belvieu Spot Gas Liquids Prices: River N. Gas

Source	Delivery Point	Quantity	Price at Delivery Point
N Terrebonne	Outlet to the Tebone Fractionator	Total production owned and/or controlled by Seller at the Delivery Point
Ethane = Netback  Price
Propane, Isobutane, Normal Butane = OPIS Index Price:  Louisiana Spot Gas Liquid Prices: FOB Geismer/ Soronto Area
Gasoline = OPIS Index Price: Mt. Belvieu Spot Gas Liquids Prices: River N. Gas; provided however, the Parties can mutually agree to use the Netback Price

Source	Delivery Point	Quantity	Price at Delivery Point
Toca	Outlet to the Norco Fractionator	Total production owned and/or controlled by Seller at the Delivery Point
Ethane = Netback Price

Propane = OPIS Index Price:  Hattiesburg In-Line Prices less Transportation Costs; however, the OPIS Hattiesburg month average Propane price shall be capped at a maximum price equal to the sum of the OPIS Mont Belvieu NON-TET month average value plus (+) 2.5 cents per gallon

Isobutane, Normal Butane = OPIS Index Price:  Louisiana Spot Gas Liquid Prices: FOB Napoleonville Area less 1.00 cent per gallon

Gasoline = OPIS Index Price: Mt. Belvieu Spot Gas Liquids Prices: River N. Gas

Source	Delivery Point	Quantity	Price at Delivery Point
Yscloskey	Outlet to the Norco Fractionator	Total production owned and/or controlled by Seller at the Delivery Point
Ethane = Netback Price

Propane = OPIS Index Price:  Hattiesburg In-Line Prices less Transportation Costs; however, the OPIS Hattiesburg month average Propane price shall be capped at a maximum price equal to the sum of the OPIS Mont Belvieu NON-TET month average value plus (+) 2.5 cents per gallon

Isobutane, Normal Butane = OPIS Index Price:  Louisiana Spot Gas Liquid Prices: FOB Napoleonville Area less 1.00 cents per gallon

Gasoline = OPIS Index Price: Mt. Belvieu Spot Gas Liquids Prices: River N. Gas

EXHIBIT C

ORIGINATING FACILITIES

Bluewater Processing Plant

Calumet Processing Plant

Terrebonne Processing Plant

Toca Processing Plant

Yscloskey Processing Plant

EXHIBIT D

PRODUCT SPECIFICATIONS